[execution copy]

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

                          NOTIFICATION OF REGISTRATION
                      FILED PURSUANT TO SECTION 8(a) OF THE
                         INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name:             Kemper Income Trust

Address of Principal Business Office (No. & Street, City, State, Zip Code):

                  222 South Riverside Plaza
                  Chicago, Illinois  60606

Telephone Number (including area code):  1-800-621-1048

Name and address of agent for service of process:

                  Kathryn L. Quirk
                  Secretary
                  345 Park Avenue
                  New York, New York  10154

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A:

                   YES                       NO        X
                             -------                   -----

     Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the State of New York on the 26th day of August, 1998.

                                    KEMPER INCOME TRUST


                                    By:     _______________________
                                            Kathryn L. Quirk
                                            Secretary